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                                                                  EXHIBIT 10.31




                       LICENSE AGREEMENT AS TO PATENTS

This "License" is entered into between:

        Larry J. Winget ("Winget") and his solely owed entity, Patent Holdings Corporation ("Patent Holdings"), and together with Winget, the "Licensors") and

        Venture Industries Corporation, Vemco, Inc., Venture Mold & Engineering Corporation, Venture Industries Canada Ltd., Vemco Leasing, Inc., Venture Leasing Company, Venture Service Company, Venture Holdings Corporation, and Venture Holdings Trust (the "Licensee");

WHEREAS, the Licensors have conceived of and developed certain intellectual property for which they have been issued patents under applications filed by Winget as assignee (the "Patents");

AND WHEREAS it has been the past practice of the Licensors to permit the Licensee to use the Patents on a non-exclusive, royalty free basis pursuant to an unwritten agreement which was cancelable without notice by the Licensors;

AND WHEREAS, third party entities providing financing to the Licensee have requested that the license between the Licensors and the Licensee be set forth in writing;



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NOW THEREFORE, the Licensors hereby grant to the Licensee a non-exclusive, non-assignable, perpetual license (the "License") to incorporate into the parts that the Licensee manufactures and to otherwise practice the Patents owned by the Licensors; provided, however, that the parties agree that the License shall be conditioned upon the following:

                (A) No royalty shall accrue during the period up to and including any period when Winget and all Excluded Persons (as hereinafter defined) together own not less than an 80% beneficial interest in Venture Holdings Trust or any other entity which is its successor.

                (B) A Reasonable Royalty (as hereinafter defined) shall accrue and promptly be accounted for and paid jointly to the Licensors (who shall then be obligated between themselves to determine a fair division of the same) at least monthly for all periods after any time when Winget and all Excluded Persons together own less than an 80% beneficial interest in Venture Holdings Trust or any other entity which is its successor.


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        For purposes of this License, a "Reasonable Royalty" shall be that royalty that the Fairness Committee of the Trust and a representative of the Licensors shall jointly determine as being fair and reasonable under the circumstances or, if they shall not agree, such royalty as shall be determined by an arbitration, one arbitrator, determined pursuant to the rules of the American Arbitration Association.

        For purposes of this License, "Excluded Person" means Winget, his estate or legal representative, a member of his immediate family, all lineal descendants of Winget and all spouses of such lineal descendants (or any trust or entity whose sole beneficiaries or equity interest holders are any one or more of the foregoing).

In witness whereof, we have executed this agreement as of July 9, 1997.

"Licensors":

/s/ Larry J. Winget
--------------------------
Larry J. Winget


Patent Holdings Corporation


By:/s/ Larry J. Winget
   -----------------------
   Larry J. Winget






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"Licensee":

Venture Industries Corporation, Vemco, Inc., Venture Mold & Engineering Corporation, Venture Industries Canada Ltd., Vemco Leasing, Inc., Venture Leasing Company, Venture Service Company, Venture Holdings Corporation, and Venture Holdings Trust

By:/s/ Michael G. Torakis
   ----------------------
   Michael G. Torakis, their President




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